EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-11 (No. 333-138444) of our report dated March 20, 2007 (January 25, 2008 as to the effects of the discontinued operations described in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the completion of development activities and commencement of planned principal operations as well as the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share Based Payment, using the modified prospective method), relating to the financial statements and financial statement schedule of Cole Credit Property Trust II, Inc. for the year ended December 31, 2006 included in the Current Report on Form 8-K dated January 25, 2008, and to the use of our report dated March 20, 2007 (January 25, 2008 as to the effects of the discontinued operations described in Note 17), (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the completion of development activities and commencement of planned principal operations as well as the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share Based Payment, using the modified prospective method), appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

January 25, 2007

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